Exhibit 99.1

G. WATTS HUMPHREY, JR. NAMED TO

WAUSAU PAPER BOARD OF DIRECTORS

MOSINEE, WI – June 22, 2007 – (Business Wire) – Wausau Paper (NYSE:WPP) today announced the election of G. Watts Humphrey, Jr. to its Board of Directors.  Mr. Humphrey’s appointment fills a newly created seat, raising the total number of directors to eight from seven.

Mr. Humphrey, 63, is the president of GWH Holdings, Inc., a private investment company located in Pittsburgh.  He also is chairman and CEO of International Plastics Equipment Group, Inc., an international plastics machinery equipment company, and Centria, a manufacturer and erector of metal building systems.  Among a number of other corporate positions, Mr. Humphrey is a director of Churchill Downs, Incorporated, and also owns Shawnee Farm, a thoroughbred breeding and racing operation.

“We are extremely pleased to have someone of Watts’ diverse experience and capabilities join the Wausau Paper board,” said San W. Orr, Jr., chairman.   “Watts’ wide-ranging business experience will enhance the board’s ability to assess strategic issues and capitalize on opportunities in the dynamic markets in which we compete.”

About Wausau Paper:

Wausau Paper, with record revenues of $1.2 billion in fiscal 2006, produces and markets fine printing and writing papers, technical specialty papers, and “away-from-home” towel and tissue products.  To learn more about Wausau Paper visit:  http://www.wausaupaper.com.

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